Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 15, 2024, with respect to our audits of the consolidated financial statements of Sunrise New Energy Co., Ltd. as of December 31, 2023 and for each of the two years ended December 31, 2023, which is included in this Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

May 15, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com